CONSULTING AGREEMENT

        This Consulting Agreement (the “Agreement”) is made and entered into effective as of March 1, 2009 by and among Nu Skin International Management Group, Inc., a Utah corporation (“Nu Skin”), and Gary Sumihiro, an individual (“Consultant”). Nu Skin and Consultant are sometimes referred to herein collectively as the “parties” and individually as a “party.”

RECITALS

        A.        Consultant has been serving as the President and Representative Director of Nu Skin Japan Co. Ltd. Consultant has elected to resign as an employee of Nu Skin Japan Co. Ltd. and as Representative Director, which resignation will take effect on March 1, 2009.

        B.        Nu Skin would like to retain Consultant as an independent contractor to provide consulting services to Nu Skin Japan Co. Ltd. with respect to government relations and media relations in Japan and to provide input and guidance on distributor compliance and education issues.

        C.        Consultant is willing to provide such services as an independent contractor consultant on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties hereby agree as follows.

1.         Engagement. Nu Skin hereby engages Consultant as an independent contractor to provide the Consulting Services (as defined in Section 2 below) to Nu Skin and its affiliated entities during the Consulting Term (as defined in Section 6), and Consultant hereby accepts such engagement on the terms and conditions set forth herein. Consultant may provide such services as an individual in his own name, or through a business entity established for that purpose. In the event that Consultant provides services through a business entity, then both Consultant and the business entity shall be subject to all of the obligations hereunder.

2.         Consulting Services. During the Consulting Term, Consultant shall be located in Japan and shall consult with Nu Skin Japan concerning government and media relations, distributor compliance and training issues as more fully described on Schedule A to this Agreement (the “Consulting Services”), which Schedule A must be signed and dated by both parties to be effective and to provide such other consulting services, if any, as mutually agreed to by the parties through future amendment to Schedule A. Consultant agrees to devote such time and attention as reasonably necessary to fulfill Consultant’s good faith and other contractual obligations to provide the Consulting Services contemplated hereby. Except as otherwise provided by provisions of Section 7.1 below, nothing herein shall preclude Consultant from simultaneously pursuing such other independent investments and activities with third parties as he desires during the Consulting Term as long as such investments and activities do not interfere with, or impair his ability to perform, his obligations under this Agreement. Consultant also agrees that during the Consulting Term he will not contact any distributors of Nu Skin without the prior consent of Brett Nelson, and should such distributors contact Consultant, Consultant will not engage in any substantive discussion with them related to the direct selling business, Nu Skin, or any matter related thereto without the prior consent of Brett Nelson. As part of his Consulting Services, Consultant shall provide weekly updates to Brett Nelson as to his consulting activities and shall also disclose to Nu Skin his government and media contacts except to the extent Consultant is prohibited from disclosing such information pursuant to a valid and enforceable confidentiality agreement, provided, however, in such case that Consultant takes reasonable steps to get permission to disclose such contacts subject to Nu Skin agreeing to maintain such confidentiality.

3.         Professional Standards. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of Nu Skin and its affiliates and the immense good will pertaining thereto, Consultant shall perform his duties under this Agreement professionally and diligently, and shall not act, and shall refrain from acting, in any manner that could harm or tarnish the name, business or income of Nu Skin or its affiliates or the immense good will pertaining thereto. Consultant agrees to perform all services hereunder in strict compliance with all applicable legal requirements.

4.         Consulting Fees.

        4.1.         Consulting Fee. During the Consulting Term, Nu Skin agrees to pay Consultant a monthly consulting fee equal to $2,500 per month.

        4.2.         Additional Fees. In the event that Consultant diligently performs the consulting services during the full Consulting Term (i.e., through July 31, 2008) and there are no material government investigations, negative media coverage, or business sanctions issued in 2009, Nu Skin shall pay Consultant a completion bonus of $125,748 on December 31, 2009. This payment shall be payable by Nu Skin only if Consultant signs a release of claims following the Consulting Term releasing Nu Skin from any and all claims. Such release shall be in addition to the release of claims being executed simultaneously with this Consulting Agreement. Notwithstanding the foregoing, nothing in the releases being signed or to be signed shall be construed to limit Consultant’s rights or claims set forth in the agreements Consultant entered into as a Nu Skin employee and related to Nu Skin’s deferred compensation plan, Nu Skin’s 401(k) plan, and Consultant’s stock option agreements.

5.         Reimbursement of Expenses. Nu Skin agrees to reimburse Consultant for, or pay directly, the following expenses related to the Consulting Services to be provided by Consultant hereunder and his assignment in Japan:

        5.1.         Support Services. Throughout the Consulting Term, Nu Skin shall make available to Consultant, at Nu Skin’s expense, reasonable administrative and interpretation support services for use solely in the performance of the Consulting Services. These services must be coordinated with and approved in advance by Brett Nelson.

        5.2.         Business Expenses. Nu Skin shall reimburse Consultant for reasonable expenses Consultant incurs in connection with the services provided hereunder, provided such expenses have been approved in advance by Brett Nelson and Consultant submits adequate documentation for such expenses including the purpose of the expense and the names of all persons who participated in any meetings or lunches covered by such expenses.

6.         Term and Termination.

        6.1.         Term of Agreement. Subject to early termination pursuant to Section 6.3 or 6.4 below, this Agreement shall become effective as of the date first set forth above and shall terminate on July 31, 2009 (the “Consulting Term”).

        6.2.         Consequences of Termination. Upon the termination of this Agreement, all of the parties’ obligations under this Agreement shall terminate and each party shall be released from all obligations hereunder except (i) the provisions of Sections 7, 8, 9, 15, and 16 shall survive the termination of this Agreement and remain in full force and effect, (ii) Nu Skin shall remain obligated to pay any unpaid portion of the base consulting fee that accrued through the termination of this Agreement and the Additional Fees to the extent it has been earned as set forth above, and (iii) Nu Skin shall remain liable for reimbursing any expenses incurred by Consultant prior to the termination of this Agreement that are required to be reimbursed under Section 5 above. Notwithstanding the termination of this Agreement, no party shall be released from any liability arising from its breach of any provision of this Agreement prior to its termination or for any breach of any provisions which survive the termination of this Agreement following such termination.

        6.3.         Right of Nu Skin to Terminate. Nu Skin shall have the right to terminate this Agreement immediately if Consultant commits a material breach of this Agreement.

        6.4.         Right of Consultant to Terminate. Consultant shall have the right to terminate this Agreement immediately if Nu Skin commits a material breach of this Agreement. In addition, Consultant shall have the right to terminate this Agreement by providing 30 days advance notice at any time of his election to terminate this Agreement at his discretion.

7.         Restrictive Covenants.

        7.1.         Non-Competition. During the Restrictive Period, Consultant shall not, directly or indirectly, participate in any capacity whatsoever, with (A) any company or business that competes in the network marketing industry or (B) any company or business that competes with Nu Skin or its affiliates in the same or a substantially similar business as that engaged in by or its affiliates, in the markets where Nu Skin and its affiliates are engaged in business. For purposes of this Section 7.1, “Restrictive Period” shall mean the period from the Effective Date of this Agreement through December 31, 2009.

        7.2.         Confidential Information: Consultant acknowledges that during the Consulting Term he may develop, learn and be exposed to information about Nu Skin and its business, including but not limited to formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and training in Nu Skin’s manner of doing business in both product categories and direct selling and multi-level marketing strategies, and other trade secrets which information is secret and confidential (“Confidential Information”). Consultant agrees that he will not at any time (whether during the Consulting Term or after termination of the Consulting Services), without the express written consent of Nu Skin, disclose, copy, retain, remove from Nu Skin’s premises or make any use of such Confidential Information except as may be required in the course of his Consulting Services. Notwithstanding the foregoing, the term “Confidential Information” does not include any formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and training in Nu Skin’s manner of doing business or other trade secrets which are currently in the public domain or which hereafter become public knowledge in a way that does not involve a breach of an obligation of confidentiality.

        7.3.         Acknowledgement. Consultant acknowledges that the confidentiality and non-compete covenants hereunder are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws. Consultant has carefully read, or caused to be read, this Agreement, has consulted with independent legal counsel to the extent deemed appropriate, and has given careful consideration to the restraints imposed by the Agreement. Consultant acknowledges that the terms of this Agreement are enforceable regardless of the manner in which his consulting relationship is terminated.

        7.4.         Remedies. Consultant acknowledges: (a) that compliance with the restrictive covenants contained in paragraph 7 of this Agreement are necessary to protect the business and goodwill of Nu Skin or its affiliates and (b) that a breach of the restrictive covenants contained in paragraph 7 may result in irreparable and continuing damage to Nu Skin or its affiliates, for which money damages may not provide adequate relief. Consequently, Consultant agrees that, in the event that Consultant breaches or threatens to breach these restrictive covenants, Nu Skin or its affiliates shall be entitled to (1) a preliminary or permanent injunction, without bond, to prevent the continuation of harm and (2) money damages insofar as they can be determined with respect to a material breach. Nothing in this Agreement shall be construed to prohibit Nu Skin or its affiliates from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

        7.5.         Reformation. Nu Skin intends to restrict the activities of Consultant under the provision of this Agreement only to the extent necessary for the protection of the legitimate business interests of Nu Skin and its affiliates. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law. In the event that the provisions of this Agreement should ever be deemed or adjudged by a court of competent jurisdiction to exceed the time or geographical limitations permitted by applicable law, then such provisions shall nevertheless be valid and enforceable to the extent necessary for such protection as determined by such court, and such provisions will be reformed to the maximum time or geographic limitations as determined by such court.

8.         Work Product. Nu Skin shall have the sole proprietary interest in the work product produced by Consultant pursuant to the Consulting Services provided under this Agreement (the “Work Product”), and Consultant expressly assigns to Nu Skin or its designee all rights, title and interest in and to all copyrights, patents, trade secrets, improvements, inventions, sketches, models and all documents related thereto, innovations, business plans, designs and any other Work Product developed by Consultant in connection with the services provided under this Agreement.

9.         Indemnification.

        9.1.         Consultant Indemnity. Consultant shall indemnify and hold Nu Skin and its affiliates, and each of their respective officers, directors, employees and agents, harmless from any and all liabilities, damages, judgments, or expenses, including reasonable attorney’s fees, resulting or arising from, directly or indirectly, any acts or omissions by Consultant

        9.2.         Nu Skin Indemnity. Nu Skin shall indemnify and hold Consultant harmless for any liabilities, damages, judgments or expenses, including reasonable attorney’s fees, which arise from any acts or omissions by employees of Nu Skin that occurred while Consultant was employed by Nu Skin or that occur during the Consulting Term.

        9.3.         Tax Indemnity. Consultant further agrees to indemnify and hold each of Nu Skin and its affiliates, and each of their officers, directors, employees and agents, harmless from any withholding tax, unemployment payments, fees, penalties, expenses, assessments or other liabilities that Nu Skin or its affiliates may incur as a result of any determination or claim that Consultant is an employee of Nu Skin.

10.         Assignment. This Agreement is for the unique personal services of Consultant and is not assignable or delegable in whole or in part by Consultant or Nu Skin without the prior written consent of the other party; provided Nu Skin may assign its rights and obligations hereunder to an Affiliate of Nu Skin or in connection with the sale of its business, and provided Consultant may perform his personal services through a business entity established for those purposes.

11.         Termination of Previous Agreements. Except as set forth below in this Section 11, Consultant hereby confirms and agrees that all previous agreements of any nature involving Consultant and the Nu Skin have been terminated and that neither Nu Skin nor any of its affiliates has any further obligations under such terminated agreements; it being expressly understood that Consultant’s post-employment rights set forth in the agreements related to Nu Skin’s deferred compensation plan, Nu Skin’s 401(k) plan, and Consultant’s stock option agreements are not affected by this Agreement and are not terminated or modified by this Agreement, and it being further expressly understood that the Settlement and Release Agreement entered into simultaneously herewith and the Key Employee Covenants Agreement (as modified by the Settlement and Release Agreement) are not considered to be “previous agreements” and are not terminated or modified by this Agreement.

12.         Waiver and Modification. Any waiver, change, modification, extension, discharge, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and the party against whom enforcement of such waiver, change, modification, extension, discharge, or amendment is sought signs such document. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision.

13.         Severability; Interpretation. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall nevertheless remain in full force and effect. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties based upon authorship of any of the provisions hereof.

14.         Notices. Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private overnight courier, or by facsimile (with a conforming copy sent by overnight mail) to the address or fax number set forth below or to such other address as either party may designate from time to time according to the terms of this Section 15:

If to Consultant:	Gary Sumihiro _________________ _________________ _________________

If to Nu Skin:	Nu Skin International Management Group, Inc. 75 West Center Street Provo, Utah 84601 Attention: D. Matthew Dorny Fax No.: (801) 345-3099

A notice delivered personally shall be effective upon receipt. A notice sent by facsimile shall be effective the date delivered provided confirmation of delivery is obtained and a copy is delivered by overnight mail, 24 hours after the dispatch thereof. A notice delivered by private overnight courier shall be effective on the day delivered or if delivered by mail, the third day after the day of mailing. Either party may change its address for purposes of this Section 14 by providing the other notice as required herein.

15.         Attorneys Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such party may be entitled.

16.         Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed entirely within such State, and no action involving this Agreement may be brought except in the state and federal courts in the State of Utah. Each party expressly consents to the exclusive jurisdiction and venue in the courts of Utah County, State of Utah or any Federal District Court in Utah County or Salt Lake County.

17.         Entire Agreement. This Consulting Agreement, together with the Settlement and Release Agreement entered into simultaneously herewith, the Key-Employee Covenants Agreement as amended by the Settlement and Release Agreement, and the agreements related to Nu Skin’s deferred compensation plan, Nu Skin’s 401(k) plan, and Consultant’s stock option agreements (hereinafter the “Sole Agreements”), constitute the entire and sole agreements between the parties. No other promises or agreements have been made to Consultant or Nu Skin other than those contained in the Sole Agreements. Consultant and Nu Skin acknowledge that they have read this Consulting Agreement carefully, fully understand the meaning of the terms of this Consulting Agreement, and are signing this Consulting Agreement knowingly and voluntarily. This Consulting Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.

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        IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the date first set forth above.

NU SKIN INTERNATIONAL MANAGEMENT GROUP, INC., a Utah corporation By: /s/Ritch N. Wood Its: Chief Financial Officer GARY SUMIHIRO /s/ Gary Sumihiro Gary Sumihiro

Schedule A

CONSULTING SERVICES

Consultant shall provide government and media relations services for the COmpany by meeting regularly with his contacts in the government and media and promoting the goodwill of Nu Skin among such contacts.

Consultant shall provide weekly written reports to Brett Nelson detailing the contact Consultant has had with media and government contacts, including any information obtained during those meetings.

Upon the request of Mr. Nelson, Consultant shall meet with Brett Nelson and/or such other individuals as may be designated by Mr. Nelson to discuss distributor compliance and industry issues and to provide input on such matters as may be requested by Brett Nelson.

Consultant shall make himself available to Nu Skin Japan upon the request of Mr. Nelson to answer any questions concerning the business of Nu Skin and his tenure as President of Nu Skin Japan, to assist in any response to governmental investigations and inquiries, pending or threatened litigation, complaints, or other matters and/or provide input and guidance on any of the foregoing.